Exhibit 99.4

Butterfly / Longview Merger Announcement Script

Section	Speaker	Title
Merger	Larry Robbins	Longview Chair
Vision	Dr. Jonathan Rothberg	Butterfly Founder and Chair
Clinical Overview	Dr. John Martin	Butterfly Chief Medical Officer
Technology	Gioel Molinari	Butterfly President
Business & Commercial Overview	Laurent Faracci	Butterfly CEO
Financials	Stephanie Fielding	Butterfly CFO
Investment	Larry Robbins	Longview Chair

Introduction

Thanks for attending our webcast today. Before we discuss what we believe is a very exciting announcement and a significant milestone for both Butterfly and Longview, I would like to direct you to some important disclaimers shown on the slide, including that during this presentation we make certain forward-looking statements that are subject to risks and uncertainties.

Merger – Larry Robbins, Longview Chair

Good morning, this is Larry Robbins, Chairman of Longview Acquisition Corp and CEO of Glenview Capital Management.  I am thrilled to announce the merger of Longview with Butterfly Network, the creator of Ultrasound-on-a-Chip and the leading provider of handheld, point of care ultrasound devices.  The Company's mission is clear:  we want Butterfly in the pocket of every physician, in the hands of every nurse and practitioner who needs one, and ultimately in the homes of chronic patients to support their health and wellbeing.  Butterfly’s aim is value-based care:  better health, lower cost, patient centric.

In both the US and around the world, the Covid-19 pandemic has shed light upon several irrefutable truths regarding our healthcare system. First, Doctors and nurses, medical researchers and medical practitioners are heroes, and their tireless work to save lives and improve health has never been on greater display. If you are one of these professionals, we are grateful for your service. As well, the pandemic has served as a cruel reminder that populations who lack resources to access the healthcare system are more likely to develop chronic conditions, and to be more vulnerable to catastrophic medical events. Given this backdrop, we are thrilled to support Butterfly's race to provide all patients universal access to high quality, useful and affordable medical imaging.

Some basics about the transaction: Longview, which came public in May and was initially capitalized with $414 million in cash, is a SPAC, or Special Purpose Acquisition Corporation, sponsored by Glenview Capital Management. Our goals for Longview were clear: to acquire a growing business at a discount, and to use our two decades of healthcare investment experience to both assess and importantly accelerate the growth of our merger partner. Butterfly is the perfect fit, allowing us to use our knowledge and constructive relationships with the provider, distributor and payor communities to fully support Butterfly's rapid market expansion, while using our experience as active and engaged owners to support Management and help form the Butterfly Board.

Longview is merging its cash with Butterfly Network at a pre-money valuation of $1.46B, approximately 10.6x 2022 estimated revenues and a significant discount to comparable-growth peers.

In addition to Longview’s current cash, a group of strategic and financial investors have committed an additional $175m investment at $10 per Longview share to be funded at closing as a Private Investment in a Public Equity, or PIPE.  This group includes two leading health care institutions representing both academic and commercial health systems:

UPMC Enterprises, the innovation commercialization and venture capital arm of leading Pittsburgh-based health system UPMC, and Tenet Healthcare, a leading acute care and ambulatory surgical company focused on high quality, specialty-based care.

Joining these institutions were more than a dozen sophisticated financial investors, including Eldridge, Fidelity, Glenview, and Ridgeback.

Butterfly is expected to launch its public journey with more than a half billion in cash to fund its growth through the planning period, with a further cushion to allow for offensive, opportunistic investments.  The merger is expected to close in the first quarter of 2021, at which point Butterfly is expected to be listed on the New York Stock Exchange under the ticker BFLY.

Our investment case is clear:

1)	Butterfly is targeting a large, $8B addressable market. Our product is designed to grow this market meaningfully through expanding geographic reach while enabling a material increase in points of care and specific use cases.

2)	Butterfly has a very clear right to win. We believe Butterfly offers the best product, the best price and the best platform.

3)	Butterfly has many attractive investment attributes: strong balance sheet and liquidity post-transaction, low manufacturing costs, rapid growth, high recurring revenue, a discounted relative valuation and high-return reinvestment opportunities.

4)	Finally, Butterfly has strong alignment, building clinical and societal value that leads to commercial success and shareholder value creation.

This investment reunites us with the brilliance of Butterfly founder and Chairman, Dr. Jonathan Rothberg, who founded and sold DNA Sequencing on a Chip innovator Ion Torrent to Life Technologies, a significant Glenview investment, nearly a decade ago. Dr. Rothberg's genius and contributions to medicine earned his investors strong returns and earned him the National Medal of Technology and Innovation from President Obama in 2016. I want to thank Jonathan and the Butterfly Board for their confidence in selecting us as their partner of choice.

I will now turn it over to the Butterfly team, hearing first from Dr. Rothberg to share his vision. Jonathan?

Vision – Dr. Jonathan Rothberg, Butterfly Founder and Chair

Thank you, Larry.

Every company I start, I start to help someone I love.

When my son was born and had difficulty breathing, I wanted to help him. I knew decoding his genome could help, but at the time, 1999, sequencing a genome cost billions of dollars and took years. Growing up with Gordon Moore and Steve Jobs as my heroes, I knew all of our lives were transformed when we miniaturized computing by putting it on a semiconductor chip. I had seen the power of Moore's law with computers, and that night I envisioned how Moore’s law could be brought to DNA sequencing. By putting DNA sequencing on a chip - I launched the field of Next Generation sequencing, ushering in the age of personal genomes and precision medicine.

Eight years ago, again motivated by the desire to help someone I love, I was struck by the cost and complexity of medical imaging and soon discovered that the majority of the world had NO access. I wanted to help my daughter, and again make something simpler, smarter, and available for everyone.

I knew from my own experience with DNA sequencing that putting an ultrasound machine on a chip would democratize it. I recruited a team of scientists, engineers, and programmers that wouldn’t be scared to do something that no one had done before. We succeeded beyond my wildest dreams. At Butterfly we now have the world’s first and only ultrasound on a chip. For the first time we have a semiconductor chip that can see into the human body.

Our Butterfly IQ now has broad FDA clearance for a single probe that can be used throughout the body. And with Moore’s law we are just getting started. We are enabling lifesaving applications on 6 continents for anyone, rich or poor.

I started Butterfly Network to help my daughter and want every one of the 40 million healthcare workers around the world to have a window into the human body to help the life of someone they love.

I’ve been blessed to be at forks in history that change how we care for each other. I have never been prouder of a team, including Larry Robbins and the formidable Longview folks, or more confident we can own the fork in history we created.

I would like to introduce Dr. John Martin, our Chief Medical Officer, who will speak after a brief video from our customers.

Play Customer Video

Clinical Overview – Dr. John Martin, Butterfly Chief Medical Officer

Diagnostic imaging is a cornerstone of care delivery. It is critical to clinical decision making and often the key determinant of therapeutic interventions. Ultrasound is the fastest growing of the various imaging modalities and has significant versatility and a strong safety profile.

From before you’re born to the later stages of life, across almost all disease states, ultrasound has clinical utility. However, for more than 50 years, it has used fundamentally the same technology, piezo electric crystals. This has driven the complexity of the devices as well as the expense.  It remains to this day a limited resource often priced out of reach of an individual healthcare professional.  This is the reason that patients and doctors alike wait for imaging studies to be performed at imaging departments or centers, or while carts come to the bedside.  This delay introduces inefficiency, patient dissatisfaction, expense and unfortunately bad outcomes, as often treatment is launched without any clear window into the human body or we wait for diagnostic certainty.

Even worse than delays, ultrasound technology is out of reach for more than half the world in developing populations, and because wealthy countries use it sparingly due to its high cost and low portability, so many of our patients are denied universal access to safe medical imaging.

What if we didn’t have to wait?  What if the ultrasound machine was in the pocket of every doctor, every healthcare worker, everywhere? What if ordering a test was as simple as pulling it out of our pocket, plugging it into the phone, selecting a quick application and performing the study-instantly? Instead of waiting and wondering, we are looking and knowing. Ultrasound-on-a-chip tackles these limitations head on and makes hand held ultrasound personal.

•	We won’t order a chest x-ray to determine if the patient is in heart failure; we will do an ultrasound with our physical exam, give a diuretic immediately and relieve our patients’ shortness of breath much more expeditiously.

•	We won’t rely just on experience to insert a central line or IV; we will guide insertion with Butterfly’s needle viz application, one stick in the best vein, better for the patient, more efficient, better long-term success.

•	We won’t just listen to the heart to hear murmurs and assume their origin; we will image the heart and know which valve is involved, know how good contractility is and expand our knowledge of the patient’s heart.

•	We will only utilize higher end testing when we need it, making care more cost-effective.

We are not just changing medicine. We are also changing lives.  I know this personally, because I found my own cancer with this device, it accelerated my care, and I can speak to you today, because of this remarkable invention.

Whether in the hospital, in the clinic or office, in an ambulance, on the sidelines or training rooms of sporting events, in the far reaches of the globe saving the lives of expecting mothers and ultimately in the home to monitor chronic illnesses, Butterfly iQ has potential to accelerate clinical decision making improving the lives of the patients we touch.

Most healthcare professionals instantly see the value but immediately question, how and how quickly can I get the skill needed to use this remarkable device?  The answer in most cases is a matter of hours.  First medical schools and residency programs are quickly adopting Point of care ultrasound in their curriculum, including by purchasing Butterflys in growing numbers.  The number of trained Butterfly users is growing. Experts will soon be all around us.  And for those of us that are post training, we built a learning management system to provide education, soon at scale.  Our modular approach has quickly and successfully trained novice physicians on specific use cases. This approach is designed to get physicians using the device quickly and breeds confidence.  From this base, physicians can expand utilization to more advanced procedures and then leverage the full value of the bedside imaging.  A study in the Journal of Family Medicine demonstrated that Lung exams take only hours to learn and 5-10 exams to prove mastery.  I would note that Lung exams have been shown particularly effective in the confirmation and gradation of Covid-19 progression, giving medical professionals an additional tool to allocate resources and protect workers during the pandemic.

Join me now in watching Butterfly President Gioel Molinari show you just how easy it is to use Butterfly IQ+, and the breakthrough technology behind The New Image of Health.

Demo

Technology – Gioel Molinari, Butterfly President

Butterfly has created the first complete solution to point of care imaging, combining our ultrasound on a chip devices with mobile and cloud software to make it easy to use and deeply connected. We call this a virtuous cycle because our product gets better over time as the data flowing through the ecosystem is used to improve our AI models, which in turn are released as software updates.

Now let me take you through the three parts of our solution.

The foundation of our platform is our unique Ultrasound-on-a Chip. We have replaced traditional piezo crystal sensors found in legacy ultrasound systems with 9000 micromachined transducers; these are like tiny drums that emit and receive the ultrasound. We make this chip in the same foundries used for cameras and microprocessors and this profound change moves ultrasound from an era of low volume, expensive crystal sensors to massive volume, inexpensive, powerful sensors.

To make ultrasound easy to use and connected, we invested heavily in building the industry’s most complete software ecosystem in two areas:

First, AI tools to automate measurements and help new users become proficient while speeding up their clinical decision making; and second, Butterfly Enterprise, which is the Operating System for point of care ultrasound and connects both butterfly AND 3rd party ultrasound hardware for Quality Assurance, EMR Integration, and Fleet Monitoring.

This deep integration between hardware and software is a key attribute that helps distinguish our product.

So what does this all mean for the future of our products? Let’s take a peek into our roadmap.

We took our first step shipping iQ in late 2018, and in October 2020 we released iQ+, our second-generation handheld. iQ+ improves scanning performance while cutting our manufacturing costs. Over the next five years we plan to continue to drive innovation in our iQ handheld product line and we hope to develop and introduce an even more advanced product that can ultimately be used by patients to self-scan ultrasound images with a device and transfer these images to doctors electronically in real-time.

Looking forward, we hope to continue to miniaturize our chip to enable wearable medical imaging for patients, leveraging our technology and manufacturing partnership with our chip manufacturer,TSMC. Our future and the future of medical imaging has never been more exciting.

It is my pleasure to introduce the CEO of Butterfly Networks, Laurent Faracci.

Business & Commercial Overview – Laurent Faracci, Butterfly CEO

Thank you Gioel. Good morning, this is Laurent Faracci, CEO of Butterfly Network. I am excited and honored to lead this remarkable Company through the next phase of growth. I came to Butterfly to commercialize this incredible platform, and to grow a business of significant scale and impact.

Let me now describe to you our growth strategy, starting with three guiding thoughts:

●	First, we have a very large, $8 billion addressable market, and we are very well positioned to drive adoption;

●	Second, our culture is clinically focused, enabled by technology and customer-centric; and

●	Third, we are aggressively driving adoption and growth both in existing and new channels.

Let’s review the target market first. The functionality and form factor of Butterfly IQ makes it a personal medical device for healthcare practitioners. There are more than 12 million doctors and 28 million nurses and midwives around the world. We will initially target a total of 8 million practitioners.

As the world faces a rapidly aging population and the proliferation of chronic diseases, we expect the demand for safe medical imaging to increase significantly in the near future. Our approach is to bring medical imaging to the patient rather than the patient to medical imaging.

And that changes everything, allowing access beyond traditional imaging centers and bringing ultrasound to new care settings, from Primary Care practices to nursing homes, expanding the market potential accordingly.

Beginning in 2023, subject to the appropriate marketing authorizations, we plan to enter the patient wearables market, representing more than 100 million chronic patients in the US alone, expanding our customer pool beyond medical professionals, to patients as well.

This is not a niche market – but rather, Ultrasound on Chip is set to become the first mass-market solution for medical imaging.

Culturally, our top priority is clinical impact. In a Tesla-like fashion we plan not only to innovate on the hardware side, approximately every two years, but also push out monthly software updates to expand utility. Recent examples include the launch of Needle Viz for confident ultrasound-guided procedure placements and fast 3D -bladder renderings, with many more soon to come.

Our commercial strategy in centered on a customer- centric growth model that we plan to execute at scale:

First, through our ecommerce channel, we engaged early adopters and supplied individual physicians, driving strong customer adoption, and an excellent reputation for Butterfly IQ in more than 20 markets.

Second, this year we launched an enterprise salesforce to engage and scale adoption within large health institutions, many of whom have practitioners already using Butterfly IQ today. Their needs are clear:

●	connectivity with their existing systems and process,

●	enterprise level control,

●	security and reliability,

●	comprehensive training and support.

With a solutions-based approach, we offer attractive economics, integrated workflow software, connectivity and control. We expect these larger customers to drive our scale as well as our profitability up, thanks to a stronger software mix.

We also seek partnerships with distributors when their ability to drive penetration in specific segments or geographies exceeds our own. One meaningful example is the work with our Global Health Partners, allowing us to reach over 40 lower resource countries, where patients are often accessing life-saving medical imaging for the first time.

Last, as indicated before, and subject to the appropriate marketing authorizations, we plan to enter the patient wearables market by 2023. We will achieve that by developing specific use cases and adapting our sensor technology to be housed in a safe and comfortable, wearable patch.

Our goals are well aligned with our clients. With capital from the Longview merger, we expect to continue to invest heavily in performance, connectivity, security, and versatility of Butterfly to raise the standard of care, empower medical professionals, and improve the efficiency of our large enterprise partners.

Together, we strive to make our window into the body the New Image of Health.

Now, to offer her own insights into our financial model in the coming years, it is my privilege to introduce our Chief Financial Officer, Stephanie Fielding.

Financials – Stephanie Fielding, Butterfly CFO

Thank you, Laurent. For all the reasons you have heard, Butterfly’s solution is off to a strong commercial start, beginning with individual medical professionals and small group purchases of the devices. In 2021 and 2022 we expect to augment this momentum with significant contributions from enterprise-scale adoption across large healthcare organizations while continuing to seek and serve individual medical practitioners. We anticipate that software sales will grow as a percentage of the mix as we layer recurring revenues upon a growing installed base, providing an increasingly predictable, high margin revenue foundation.

During this same period, we plan to invest heavily in technology and clinical partnerships to develop wearable devices that, if approved, we expect will begin to make a modest revenue contribution in 2023 moreso in 2024. Products such as a wearable patch are designed to allow patients who manage chronic conditions to have convenient monitoring in the home, and will likely be powered by our third-generation sensor expected to be introduced in the second half of 2022. Our projections for wearables sales represent an initial step given the sizable market potential, and we plan to commercialize the wearable with the same powerful combination of hardware and software that has made the Butterfly IQ and IQ+ such a value-added solution.

Now that you have visibility into the ways that we drive revenue, I’d like to give you more perspective on the numbers. We expect to build from $44MM revenue in 2020 to $334MM in 2024, which is equivalent to a 66% CAGR.

Beneath the revenue line, Butterfly is expected to transition from negative gross margin in 2020 to positive gross margins exceeding 40% in 2021, driven by the conversion of the semiconductor wafer manufacturer from a developmental fab to TSMC, the largest fab in the world, and a true strategic partner in our development. Going forward, we expect gross margins to continue to improve as our mix shifts toward higher margin software sales and as we continue to find efficiencies in our production and supply chain.

By the end of the planning period, we expect to be cash flow positive as well as EBITDA margin positive. In 2021 and 2022, we plan to invest heavily in our hardware and software product portfolios as well as in our sales, sales enablement and go to market strategies. We believe these investments set the foundation for potential future growth. We expect that the capital from this transaction more than covers the planned investments and supports our planned transition to cash flow breakeven and generation, while allowing the potential for additional capital allocation.

We look forward to beginning our long-term journey as a public company in the first half of 2021, and we believe we are making the necessary investments today to fuel attractive growth and shareholder value.

With that I’ll hand it back to Larry to summarize the investment case.

Investment – Larry Robbins, Longview Chair

Now that you understand the technology, strategy and financials, I want to share with you several elements of why I am so excited about this investment:

•	The large and growing ultrasound market;

•	Butterfly’s right to win;

•	A strong combination of investment attributes; and finally

•	Strong clinical, customer and shareholder alignment backed by a fully committed team.

Butterfly’s cost and true mobility increase by multiples the number of appropriate users and sites that drive both clinical and commercial value.

Our goal is to be the personal ultrasound device of all medical professionals who can use them to improve care, and to develop wearables that enable at home monitoring. We believe Butterfly can literally be life-saving or life altering in indications such as Chronic Heart Failure, End Stage Renal Disease and Incontinence.

Butterfly’s technology gives the Company the right to win. Ultrasound-on-Chip is protected by a a robust intellectual property portfolio consisting of 700 issued and pending patents, and a 1,300-step proprietary manufacturing process co-developed with TSMC, whose scale gives us meaningful cost efficiency. This is further enhanced with the powerful software at the application, enterprise, and platform layers to drive connectivity, collaboration and enable data and analytics. This positions Butterfly to create a powerful fly-wheel and network effect as we grow and serve our large health system partners.

All this leads to a combination of investment attributes we find highly compelling:

•	A strong balance sheet at closing, with over $500 million of cash to drive the Company through its investment phase and to expected positive cash flow.

•	Rapid growth, with revenue projected to grow over 66% during the period.

•	A highly recurring business, as software revenue is expected to grow to between 40-50% of total revenues in the back half of the decade, while Butterfly iQ users are likely to engage in a hardware replacement cycle every 3-5 years.

•	Notwithstanding these strengths, Butterfly is still valued at a material discount to comparables.

As is shown on this slide, investors reward software and medical device peers with strong valuations due to their growth and predictability. For example, high growth medical technology stocks trade at 14x 2022 revenue with projected growth in the mid-30s.

Aspirationally, a group of companies with highly disruptive technologies trade at 20x on 45% revenue growth, and we clearly believe that Butterfly is a disruptive, fast growing technology. At $10 per Longview share, Butterfly is being brought public at 10.6x 2022 revenues, a very meaningful discount for a Company that is growing faster than all of the comparable sets mentioned. Importantly, Butterfly does not project wearables revenue until 2023, which is after the comparable valuation period. In this sense, an investor is paying a discount for the handheld opportunity and getting wearables, a larger long-term market, for free.

Finally, there is tremendous alignment and a fully committed team. Butterfly’s societal and commercial goals are closely aligned – growing Butterfly supports better health outcomes at a lower cost to the overall system, driving universal access, while generating strong commercial growth and shareholder value. All Butterfly private investors are rolling their investment into the public company, locking arms together with the Longview and sophisticated PIPE investors and joining a diverse and skilled management team.

Thank you for your interest in Butterfly Network. We welcome you to join our team and family as investors, collaborators and champions of better health through Butterfly. Stay safe, and we look forward to our future partnership together. Have a wonderful day.

Butterfly Clay Testimonial Video

I use the IQ to get to the answer quicker.

The Butterfly IQ just tells me what's there.

With the quick change of a setting, I can do obstetrics, I can do vascular, I can do abdominal, I can do cardiac.

I can't recall the last time I ordered a chest x-ray for pleural effusion because I can see it. Why do I need an x-ray for that?

I was able to send an echocardiogram in two clicks to a cardiologist and suddenly he was on his way in.

It also allows you to guide a needle into a tissue plane to deliver a nerve block.

I was able to educate him, his athletic trainer, his parents within five minutes of the injury, which is unheard of.

The Butterfly IQ has literally saved my life, just in being a resource that I can use to diagnose my own pneumothorax.

There are hundreds of patients here who came out today to receive an ultrasound scan. Today, for the first time a mother discovered that she's having twins. That was something that if she had not come today, she may not have known. That actually would have been dangerous for her.

Butterfly IQ makes people so they get really excited. Oh, it just plugs into the phone? No way.

It's supposed to look like this and this says to me that that part of the lung is normal.

I've always been very interested in ultrasound and I never thought I'd be using it on my own dad. My mom said, "No, he was really short of breath." I had just gotten the Butterfly. Immediately I'm like, "His heart is under strain." Cardiologist said, "Look, this was a ticking time bomb.

I didn't know about the Butterfly instrument until the day he checked me, but I feel very lucky that it happened the way it happened.

We're here to save our loved ones, to decreased morbidity, decreased mortality. What better way to do that than be able to look inside somebody's body and know what's going on? From my standpoint, it was a near miss and the reason why it was a near miss and not a miss was because of the Butterfly.

Gioel Molinari Butterfly Demo Video

I'm Gioel Molinari, President of Butterfly.

I'm going to give you a quick tour of Butterfly IQ, to highlight our products' unique versatility, as the world's first and only, whole body ultrasound system.

In addition, I'll show you how Butterfly integrates with EMRs and PACS, to complete the clinical workflow and streamline post exam documentation.

I'll turn to our application. The first thing you'll notice is 20 different clinical presets are available, covering from shallow to deep applications. Traditionally, this would require three different transducers. Now you can do it all in one. From a vascular scan at two or three centimeters, to a much deeper cardiac scan at 16 to 18, it's all covered with Butterfly.

I'll start with the carotid scan. The carotid scan is a simple clinical application that allows us to look for plaque in the vessel, an early indicator of cardiovascular disease. You can see the carotid at the center of the screen, but I'll make it easier to visualize using color doppler, an advanced imaging mode to highlight direction and speed of blood through the vessel and you can see that on screen.

I'll freeze the image. I can measure, capture, and ultimately submit this exam to the patient record. But before I do that, I'm going to show you a couple more examples.

The next application I'll show you will be a volume metric bladder scan. Bladder volume is useful to determine whether catheterization should be performed on a patient, something that is often determined simply by time-based intervals alone. With volume based ultrasound, we can determine whether catheterization should be performed and do it accurately and rapidly.

I'll turn to my application. I'll select the bladder mode and you'll see the shape of the beam has changed to a curvy linear form. In my options, I'll now select the volume calculator and as I set the transducer down on my abdomen, you'll see the region of interest is now highlighted in blue. I'll click the calculate button and without further moving to transducer, the volume of my bladder is calculated as 74 milliliters. In addition, we have a 3d rendering that is useful to check the quality of the scan.

Now that I've completed my examinations, I can finish the clinical workflow documentation using Butterfly's rapid connectivity to EMR and PACS. I can select my patient, from my work list, and then I'll be able to select the appropriate worksheets to cover the examination CPT codes and metadata that I've now performed.

I'll select my carotid exam. I've performed color and B-mode, on the right side, and you can see, I have a CPT code available, which if appropriate, will be added to the exam record.

I can now save this study and submit it either for review, or finalize directly into the patient record.

I hope you enjoyed the presentation and thank you for spending the time.